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                             [Goodwin Procter LLP Letterhead]

November 28, 2005

SSgA Funds
909 A Street
Tacoma, WA 98402

Ladies and Gentlemen:

As counsel to SSgA Funds, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a "Massachusetts business trust" (the "Trust"), we have been asked to render this opinion letter in connection with the registration of an indefinite number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares"), representing interests in the SSgA Select Class, a class of shares of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 93 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration Nos. 33-19229 and 811-05430).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Trust. In addition, we have assumed that the consideration per Share received by the Trust in connection with the sale of Shares will equal such consideration as set forth from time to time in the prospectus for the Shares.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit (i) to the Amendment, and to the reference to this firm as legal counsel for the Trust in the Statement of Additional Information contained in the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP